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                                                                       EXHIBIT 2

                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                     NOTIFICATION OF OBLIGATION TO REIMBURSE
                              CERTAIN FUND EXPENSES

         NOTIFICATION made April 1, 2004 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").

WITNESSETH:

         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and

         WHEREAS, the Advisor has agreed to reimburse the GMO Special Purpose Holding Fund (the "Fund"), a series of the Trust, for certain Fund expenses so as to eliminate certain costs otherwise borne by shareholders of the Fund and to enhance the returns generated by shareholders of the Fund.

         NOW, THEREFORE, the Advisor hereby notifies the Trust that the Advisor shall, through June 30, 2005 (and any subsequent periods as may be designated by the Advisor by notice to the Trust), reimburse the Fund for the Fund's total annual operating expenses (not including fees and expenses (including legal fees) of the independent trustees of the Trust, brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses, interest expense, and transfer taxes).

         In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Fund's private placement memoranda and its daily calculation of the Fund's net asset value.

         Please be advised that this Notification supersedes all previous notifications by the Advisor, but only with respect to fee waivers and/or expense limitations regarding the Fund; this Notification does not supersede any such previous notification by the Advisor to the extent it relates to fee waivers and/or expense limitations regarding any other fund of the Trust.

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         IN WITNESS WHEREOF, the Advisor has executed this Notification of
Obligation to Reimburse Certain Fund Expenses on the day and year first above written.

                                       GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                       By: ____________________________________
                                       Title: Member

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